UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934
(Amendment No.               )
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B.H.I.T. Inc.

(Name of Registrant as Specified In Its Charter)

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B.H.I.T. Inc.

7005 Stadium Drive, Suite 100
Brecksville, Ohio 44141
April 23, 2007
Dear Fellow Stockholders:
I am writing to inform our stockholders that our board of directors and the holders of a majority of our outstanding shares have approved an amendment to BHIT’s certificate of incorporation to increase the number of authorized common shares from twenty million to seventy-five million. This January a new board of directors and officers were appointed following the purchase of a significant block of company stock from Summa Holdings. Currently we are a shell company without revenues and our new management team is aggressively investigating potential operating companies to acquire and additional sources of financing. Our board believes the availability of additional but unissued shares will provide BHIT with the flexibility to issue stock for these and other corporate purposes.
The attached information statement contains a more detailed description of the amendment and I encourage you to read it thoroughly.
Sincerely,
Andrew H. Scott
Chief Executive Officer

B.H.I.T. Inc.

Information Statement
This information statement is being furnished to our stockholders for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934 and the related rules and regulations. Our board of directors and the holders of a majority of our outstanding shares have approved the proposed amendment to our certificate of incorporation. Accordingly, your consent is not required and is not being solicited in connection with this action. We are not asking you for a proxy and you are requested not to send us a proxy.
Proposed Increase in Authorized Shares
Our certificate of incorporation, or certificate, currently authorizes the issuance of twenty million shares of common stock, $0.01 par value per share. As of April 18, 2007, there were almost fifteen million shares of our common stock outstanding, leaving only five million authorized for future issuances. Therefore our board of directors and the holders of a majority of our outstanding shares have approved amendment to our certificate to increase our authorized shares of common stock to seventy five million. The following is the text of the proposed amendment to Article Third of BHIT’s certificate of incorporation:
The Corporation shall issue shares of Common Stock (“Shares”), each with a par value of $0.01, and each Share shall be identical in all respects with every other Share. Each Share shall entitle the holder thereof to one vote on all matters upon which Shareholders are entitled to vote. The total number of Shares which the Corporation shall have the authority to issue shall be 20,000,00075,000,000. The Shares may be issued for such consideration as the Directors shall determine, including upon the conversion of convertible debt, or by way of Share distribution or Share split in the discretion of the Directors. Subject to Article Fourth, outstanding Shares shall be assignable and transferable. Shares reacquired by the Corporation shall no longer be deemed outstanding and shall have no voting or other rights unless and until reissued. Shares required by the Corporation may be cancelled by action of the Directors. All Shares shall be fully paid and nonassessable by or on behalf of the Corporation upon receipt of full consideration if issued by way of Share distribution, Share split, or upon the conversion of convertible debt. The Shares shall not entitle the holder to preference, preemptive, conversion, or exchange rights of any kind, except as the Directors may specifically determine with respect to any Shares at the time of issuance of such Shares and except as specifically required by law.
Reasons for the Increase
Our board of directors believes the availability of additional authorized but unissued shares will provide BHIT with the flexibility to issue stock for a variety of corporate purposes, including corporate financing, public or private offerings of our stock, future acquisitions, stock dividends,

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stock splits, strategic relationships with corporate partners, stock options and other stock-based compensation. Currently, we are a shell company without revenues and our new management team is aggressively investigating potential operating companies to acquire and additional sources of financing. Other than for funding possible acquisitions and raising capital, our board has no plans, proposals, agreements or understandings, written or otherwise, for any transaction that would require the issuance of additional shares of common stock. Increasing the authorized number of shares of our common stock will allow us to issue these shares in most cases without the expense or delay of seeking stockholder approval.
Effect of the Increase
The amendment to increase our authorized shares will not have any immediate effect on the rights of existing stockholders. However, our board of directors will have the authority to issue authorized shares without requiring future stockholder approval, except as may be required by applicable law or exchange regulations. Under our certificate, our stockholders do not have preemptive rights. Accordingly, if our board elected to issue additional shares, existing stockholders would not have any preferential rights to purchase the newly issued shares and existing stockholders’ percentage equity ownership in the company would be decreased. In addition, depending upon the price at which they are issued, the issuance of additional shares could have a dilutive effect on our earnings per share.
Issuing additional shares may also have the effect of delaying or preventing a change of control of BHIT. Our authorized but unissued shares could be issued in one or more transactions that would make it more difficult or costly, and less likely, to effectuate a takeover of our company. The amendment to our certificate is not in response to any specific effort of which we are aware to obtain control of BHIT, and our board has no present intention to use the additional shares in order to impede a takeover attempt.
Approval of the Increase
On February 9, 2007, our board of directors, believing it to be in the best interests of BHIT and our stockholders, approved the proposed amendment to our certificate of incorporation to increase our authorized shares and recommended adoption of the amendment to our stockholders. Delaware law permits the holders of a majority of our outstanding shares to approve the amendment by written consent without holding a meeting. To avoid the significant costs and delays associated with holding a meeting, our board elected to seek approval of the amendment by written consent. On April 2, 2007, the holders of an aggregate of 7,779,569 shares of our common stock, which represented approximately 51.9% of the shares entitled vote on the amendment to the certificate, consented in writing without a meeting to the amendment. As a result, no further votes are required.
Timing of the Increase
The increase in BHIT’s authorized shares will become effective upon filing of a certificate of amendment to our certificate of incorporation with the Delaware Secretary of State. Pursuant to Rule 14c-2 under the Exchange Act, the proposed amendment to the company’s certificate of incorporation may not be filed until twenty calendar days after the mailing of this information statement to our stockholders. We anticipate filing the amendment immediately following the expiration of the twenty-day waiting period. However, our board of directors retains discretion

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under Delaware law not to implement the amendment. If our board exercises this discretion, the number of authorized shares will remain at current levels.
Significant Stockholders
The following table lists the stock ownership of our directors and executive officers as of April 18, 2007.

Significant Stockholders	Shares		Options	Percentage (1)

Harvey J. Polly	1,086,250	(2)	250,000	8.8%
2901 South Ocean Blvd.,
Penthouse 5
Highland Beach, Florida 33487

Andrew H. Scott	390,833		250,000	4.2%
Maxim Group, LLC
405 Lexington Ave.
New York, New York 10174

Paul S. Dennis	721,250		250,000	6.4%
Associated Health Care Management
7005 Stadium Drive, Suite 100
Brecksville, Ohio 44141

Gary O. Marino	195,417	(3)	250,000	2.9%
Patriot Equity, LLC
2255 Glades Road, Suite 342-W
Boca Raton, Florida 33431

Total	2,393,750		1,000,000	21.2%

1.	There were 14,988,051 shares outstanding on April 18, 2007. Assumes the exercise of options held by that director, but no others.

2.	Includes 100,000 shares beneficially owned by Mr. Polly’s wife.

3.	Shares held by Patriot Equity, LLC, a limited liability company of which Mr. Marino is the sole member.
Other Matters
Record Date
Our board of directors has fixed the close of business on April 18, 2007 as the record date for the determination of stockholders who are entitled to receive this information statement. There were 14,988,051 shares of our common stock issued and outstanding on the record date. We anticipate

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that this information statement will be mailed on or about April 23, 2007 to all stockholders of record as of the record date.
Cost of this Information Statement
The entire cost of furnishing this information statement will be borne by BHIT. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our common stock held of record by them.
Dissenter’s Rights
Under Delaware law, stockholders are not entitled to dissenter’s or appraisal rights with respect to the proposed amendment to BHIT’s certificate of incorporation.
Interests of Certain Persons in or Opposition to Matters to be Acted Upon
None of our officers or directors or their respective affiliates has any substantial interest in the proposal to amend the certificate. Our directors all support and voted in favor of the amendment.
Where You Can Find More Information
We are subject to the information and reporting requirements of the Securities Exchange Act and in accordance with the Exchange Act, we file periodic reports, such as our annual report, and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC’s website at www.sec.gov.
By Order of the Board of Directors,
Andrew H. Scott
Chief Executive Officer

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